TIMKEN	PRESS RELEASE

Timken Reports Third-Quarter Results; Updates Outlook

•	Earns $0.54 per diluted share on lower sales for the quarter

•	Lowers full-year earnings outlook to $2.70 to $2.90 per share, reflecting slower economic recovery across key global markets

CANTON, Ohio: Oct. 24, 2013 - The Timken Company (NYSE: TKR) today reported third-quarter 2013 sales of $1.1 billion. Sales decreased 7 percent when compared with the same period a year ago, primarily due to weaker demand from the company’s broad end markets, partially offset by acquisitions.
Timken generated third-quarter net income of $52.2 million, or $0.54 per diluted share. Compared with net income of $80.9 million or $0.83 per diluted share during the same period a year ago, third-quarter earnings primarily reflect lower volume and manufacturing utilization as well as unfavorable sales mix. The decrease was partially offset by lower raw material and plant closure costs as well as favorable pricing.
“On a macro basis, economic growth across the world has been much slower than we and our customers envisioned, and our third-quarter results were below our expectations,” said James W. Griffith, Timken president and chief executive officer. “As a result, we’ve implemented and are continuing to take additional actions to allow us to enhance margins despite the lower demand levels. These include leveraging our strategic investments as well as implementing tactics to rationalize capacity levels and taking further actions to reduce costs, with a focus on SG&A.”
Among recent developments, the company:

•
Announced that its board of directors has approved a plan to pursue a separation of the company’s steel business from its bearings and power transmission business through a tax-free spinoff, creating a new independent publicly traded steel company in 2014;

•
Expanded its product portfolio, launching new Timken® SNT plummer blocks and seals; introducing new Timken® encoders that utilize the latest magnetic encoder technology; and designing two new high-performance Timken® alloy steels to meet the specific needs of the oil and gas industry;

•	Further aligned its operations with market needs, which includes capacity rationalizations, supply chain improvements and workforce reductions; and

•
Returned $47 million in capital to shareholders through dividends and repurchases of company shares in the quarter, bringing the total capital returned through September 2013 to approximately $175 million. The company has approximately 5.6 million shares remaining under its board-approved share repurchase program.

Nine Months’ Results
Timken posted sales of $3.3 billion in the first nine months of 2013, down 16 percent from the same period in 2012. The change reflects lower demand across most of the company’s broad end markets. In addition, a $124 million decline in raw material surcharges from the prior-year period negatively impacted revenues. The decrease was partially offset by the benefit of acquisitions.

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TIMKEN	PRESS RELEASE

In the first nine months of 2013, the company generated net income of $210.1 million, or $2.18 per diluted share. That compares with $420.2 million, or $4.28 per diluted share, in the same period last year, which included CDSOA receipts of $68 million, or $0.70 per share. Lower volume and manufacturing utilization, as well as sales mix, drove earnings during the first nine months of 2013. The decrease was partially offset by lower raw material costs, lower selling and administrative expenses, favorable pricing and lower costs related to previously announced plant closures (reference Table 1).

Table 1: Year-to-Date Net Income and Diluted Earnings Per Share (EPS)

	2013		2012
	($ in Mils.)	EPS	($ in Mils.)	EPS
Net Income attributable to The Timken Company	$210.1	$2.18	$420.2	$4.28
Less: CDSOA receipts, net of tax	$(0.3)	$ - -	$68.4	$0.70
Add: Charges due to plant closure, net of tax	$11.6	$0.12	$26.1	$0.27
Net Income, after adjustments	$222.0	$2.30	$377.9	$3.85

As of September 30, 2013, total debt was $476.6 million, or 16.8 percent of capital. The company had cash of $418.1 million, resulting in $58.5 million of net debt, compared with a net cash position of $107.4 million at the end of 2012.
In the first nine months of 2013, the company generated $251.8 million in cash from operating activities. Excluding discretionary pension contributions of $66.0 million, net of tax, free cash flow (operating cash after capital expenditures and dividends) was $42.0 million. In addition, the company repurchased 1.9 million shares for an aggregate of $107 million and made three acquisitions totaling $65 million.

Mobile Industries Segment Results
In the third quarter, Mobile Industries’ sales of $348.1 million decreased 12 percent compared with last year’s third-quarter sales of $396.9 million. The $49 million decrease included $30 million related to the company’s market strategy primarily in the light-vehicle sector. The remaining decrease was driven by lower volume in most non-automotive markets, led by mining, agriculture and heavy truck, partially offset by the Interlube Systems acquisition.
EBIT for the segment was $29.1 million for the third quarter, or 8.4 percent of sales, down 23 percent from $37.9 million, or 9.5 percent of sales for the same period a year ago. The decrease was driven primarily by lower volume, partially offset by lower plant closure and raw material costs.
For the nine months of 2013, Mobile Industries’ sales were $1.1 billion, a decrease of 13 percent relative to the same period a year ago. EBIT for the first nine months of 2013 was $132.7 million, or 11.7 percent of sales, down 23 percent from $173.4 million, or 13.2 percent of sales, in the prior-year period. The decrease in EBIT was driven primarily by lower volume and manufacturing utilization, partially offset by lower plant closure, raw material and selling and administrative expenses.

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TIMKEN	PRESS RELEASE

Process Industries Segment Results
Process Industries' third-quarter sales were $308.3 million, down 1 percent from $311.1 million for the same period a year ago. The change reflects lower demand in both the industrial original equipment and distribution market sectors, partially offset by the previously announced industrial services acquisitions as well as pricing.
Process Industries' third-quarter EBIT was $50.8 million, or 16.5 percent of sales, a 15.5 percent decrease compared with $60.1 million, or 19.3 percent of sales, for the same period a year ago. The decrease reflects lower volume partially offset by pricing and lower selling and administrative expenses.
For the first nine months of 2013, Process Industries’ sales were $910.9 million, a decrease of 9 percent compared with the same period a year ago. EBIT for the first nine months of 2013 was $148 million, or 16.2 percent of sales, a decrease of 31 percent compared with $213.7 million, or 21.3 percent of sales, in the prior-year period.

Aerospace Segment Results
Aerospace had third-quarter sales of $76.3 million, down 9 percent from $84 million for the same period last year. The decrease reflects weakness in commercial aviation and critical motion markets and a slower-than-expected ramp-up of shipping to defense customers, partially offset by strength in general aviation.
Third-quarter EBIT was $4.9 million, or 6.4 percent of sales, a decrease of 36 percent compared with $7.7 million, or 9.2 percent of sales, for the same period a year ago. The decrease reflects lower volume.
For the first nine months of 2013, Aerospace sales were $240.8 million, 8 percent lower than the same period a year ago. EBIT for the first nine months was $21.4 million, or 8.9 percent of sales, a decrease of 19 percent compared with $26.3 million, or 10 percent of sales, in the prior-year period. The decline in EBIT was driven primarily by lower volume and higher manufacturing costs, partially offset by pricing and lower selling and administrative expenses.

Steel Segment Results
Sales for Steel, including inter-segment sales, were $350.5 million in the third quarter, a decrease of 7 percent from $377 million for the same period last year. The results reflect reduced shipments to industrial sectors, partially offset by improved sales to the mobile on-highway sector. Raw-material surcharges decreased $4 million from the third quarter last year.
Third-quarter EBIT was $29.2 million, or 8.3 percent of sales, down 41 percent from $49.7 million, or 13.2 percent of sales, for the same period a year ago. The decline in EBIT was primarily due to unfavorable sales mix, lower volume and higher manufacturing costs including approximately $8 million incurred for scheduled maintenance. The decrease was partially offset by lower raw material costs.
For the first nine months of 2013, Steel sales were $1.1 billion, a 26 percent decrease compared with the same period a year ago. EBIT for the first nine months of 2013 was $107.3 million, or 10.2 percent of sales, down 53 percent from $226.6 million, or 16 percent of sales, in the prior-year period.

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TIMKEN	PRESS RELEASE

Outlook
The company revised its outlook for the full year based on a slower-than-expected economic recovery. The Timken Company expects 2013 sales to be approximately 13 percent lower year-over-year with:

•	Mobile Industries sales down 11 to 13 percent for the year due to the impact of lower customer demand and the company’s market strategy;

•	Process Industries sales to be down 7 to 9 percent, due to broad-based weakness in industrial markets, partially offset by the benefit of acquisitions;

•	Aerospace sales down 3 to 5 percent, due to decreased demand in critical motion, civil aviation and defense; and

•	Steel sales down 20 to 22 percent, driven by lower industrial and oil and gas end-market demand and lower surcharges, partially offset by growth in mobile on-highway.
Timken projects 2013 annual earnings per diluted share to range from $2.70 to $2.90, which includes approximately $0.13 per share for previously announced plant closure costs and $0.07 associated with one-time implementation costs related to its planned separation of the steel business.
The company expects to generate cash from operations of approximately $415 million in 2013. Free cash flow is projected to be $5 million after making capital expenditures of about $320 million and paying about $90 million in dividends. The company does not anticipate making further discretionary pension contributions this year beyond the $66 million, net of tax, made in the first quarter, as it expects its pension plans to be essentially fully funded by year end given the recent increase in interest rates. Excluding discretionary pension contributions, the company forecasts free cash flow of approximately $70 million in 2013. In addition, the company has repurchased $107 million of its shares and expects to continue to repurchase shares under its current board-authorized program.
Excluding one-time implementation costs for the separation, the company expects sales and earnings in 2014 to improve as a result of cost reductions and the company’s strategic initiatives as well as a gradual economic recovery.
Conference Call Information
Timken will host a conference call today at 11:00 a.m. Eastern Time to review its financial results. Presentation materials will be available online in advance of the call for interested investors and securities analysts.

Conference Call:    Thursday, Oct. 24, 2013
11:00 a.m. Eastern Time

All Callers:    Live Dial-In: 888-668-1637 or 913-312-1501
(Call 10 minutes prior to be included.)

Conference ID: Timken Earnings Call

Replay Dial-In available through Nov. 7, 2013:
    888-203-1112 or 719-457-0820
    Replay Passcode: 6110843

Live Webcast:    www.timken.com/investors

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TIMKEN	PRESS RELEASE

About The Timken Company
The Timken Company (NYSE: TKR; www.timken.com), a global industrial technology leader, applies its deep knowledge of materials, friction management and power transmission to improve the reliability and efficiency of industrial machinery and equipment all around the world. The company engineers, manufactures and markets mechanical components and high-performance steel. Timken® bearings, engineered steel bars and tubes-as well as transmissions, gearboxes, chain, related products and services-support diversified markets worldwide. With sales of $5.0 billion in 2012 and approximately 20,000 people operating from 30 countries, Timken makes the world more productive and keeps industry in motion.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook," are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the third quarter of 2013; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global or regional economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies; the impact on operations of general economic conditions; higher or lower raw material and energy costs; fluctuations in customer demand; the impact on the company’s pension obligations due to changes in interest rates or investment performance; the company’s ability to complete and achieve the benefits of announced plans, programs, initiatives, and capital investments; retention of CDSOA distributions; the taxable nature of the spin-off; and the company’s ability to successfully complete the spin-off. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

###

Media Contact:
Pat Carlson
Global Media Relations
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-3514
pat.carlson@timken.com

Investor Contact:
Steve Tschiegg
Director - Capital Markets & Investor Relations
1835 Dueber Avenue, S.W.
Canton, OH 44706-0927 U.S.A.
Telephone: (330)471-7446
steve.tschiegg@timken.com

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TIMKEN	PRESS RELEASE

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in millions, except share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$1,061.5	$1,142.5	$3,277.9	$3,906.7
Cost of products sold	809.8	843.6	2,449.6	2,818.9
Gross Profit	$251.7	$298.9	$828.3	$1,087.8
Selling, general & administrative expenses (SG&A)	159.0	152.7	472.2	480.4
Impairment and restructuring	3.7	11.9	11.6	28.8
Operating Income	$89.0	$134.3	$344.5	$578.6
Other income (expense), net	0.3	0.5	(0.9)	104.9
Earnings Before Interest and Taxes (EBIT) (1)	$89.3	$134.8	$343.6	$683.5
Interest expense, net	(4.4)	(6.7)	(16.0)	(22.0)
Income Before Income Taxes	$84.9	$128.1	$327.6	$661.5
Provision for income taxes	32.4	47.0	117.3	241.0
Net Income	$52.5	$81.1	$210.3	$420.5
Less: Net Income Attributable to Noncontrolling Interest	0.3	0.2	0.2	0.3
Net Income Attributable to The Timken Company	$52.2	$80.9	$210.1	$420.2

Net Income per Common Share Attributable to The Timken Company Common Shareholders
Basic Earnings Per Share	$0.55	$0.84	$2.20	$4.32
Diluted Earnings Per Share	$0.54	$0.83	$2.18	$4.28

Average Shares Outstanding	94,667,659	96,356,772	95,391,695	96,981,922
Average Shares Outstanding - assuming dilution	95,408,069	97,123,173	96,248,211	97,915,800

(1) EBIT is defined as operating income plus other income (expense). EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance and cash generation.

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TIMKEN	PRESS RELEASE

BUSINESS SEGMENTS
(Dollars in millions) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Mobile Industries
Net sales to external customers	$348.0	$396.7	$1,137.5	$1,314.0
Intersegment sales	0.1	0.2	0.8	0.4
Total net sales	$348.1	$396.9	$1,138.3	$1,314.4
Earnings before interest and taxes (EBIT) (1)	$29.1	$37.9	$132.7	$173.4
EBIT Margin (1)	8.4%	9.5%	11.7%	13.2%

Process Industries
Net sales to external customers	$307.2	$309.8	$907.8	$1,000.5
Intersegment sales	1.1	1.3	3.1	3.9
Total net sales	$308.3	$311.1	$910.9	$1,004.4
Earnings before interest and taxes (EBIT) (1)	$50.8	$60.1	$148.0	$213.7
EBIT Margin (1)	16.5%	19.3%	16.2%	21.3%

Aerospace
Net sales to external customers	$76.3	$84.0	$240.8	$262.5
Earnings before interest and taxes (EBIT) (1)	$4.9	$7.7	$21.4	$26.3
EBIT Margin (1)	6.4%	9.2%	8.9%	10.0%

Steel
Net sales to external customers	$330.0	$352.0	$991.8	$1,329.7
Intersegment sales	20.5	25.0	58.9	82.6
Total net sales	$350.5	$377.0	$1,050.7	$1,412.3
Earnings before interest and taxes (EBIT) (1)	$29.2	$49.7	$107.3	$226.6
EBIT Margin (1)	8.3%	13.2%	10.2%	16.0%

Unallocated corporate expense	$(24.3)	$(20.1)	$(67.0)	$(63.8)
Receipt of CDSOA distributions (2)	$—	$(0.9)	$—	$108.6
Intersegment eliminations income (expense) (3)	$(0.4)	$0.4	$1.2	$(1.3)

Consolidated
Net sales to external customers	$1,061.5	$1,142.5	$3,277.9	$3,906.7
Earnings before interest and taxes (EBIT) (1)	$89.3	$134.8	$343.6	$683.5
EBIT Margin (1)	8.4%	11.8%	10.5%	17.5%

(1) EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin is useful to investors as these measures are representative of the Company's performance and cash generation.

(2) U.S. Continued Dumping and Subsidy Offset Act receipts, net of expenses (CDSOA receipts), represent the amount of funds received by the Company from distribution of monies collected by U.S. Customs from antidumping cases to qualifying domestic producers.

(3) Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace segments.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT to GAAP Net Income:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes consolidated earnings before interest and taxes (EBIT) are representative of the Company's performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to consolidated EBIT.

(Dollars in millions) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Income	$52.5	$81.1	$210.3	$420.5

Provision for income taxes	32.4	47.0	117.3	241.0
Interest expense	4.9	7.3	17.5	24.0
Interest income	(0.5)	(0.6)	(1.5)	(2.0)
Consolidated earnings before interest and taxes (EBIT)	$89.3	$134.8	$343.6	$683.5

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TIMKEN	PRESS RELEASE

Reconciliation of Net Income Attributable to The Timken Company, After Adjustments, to GAAP Net Income Attributable to The Timken Company and Adjusted Earnings Per Share to GAAP Earnings Per Share:
This reconciliation is provided as additional relevant information about the Company's performance. Management believes that net income attributable to The Timken Company and diluted earnings per share, adjusted to remove charges due to plant closures and CDSOA receipts are representative of the Company's performance and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	EPS	2012	EPS	2013	EPS	2012	EPS
Net Income Attributable to The Timken Company	$52.2	$0.54	$80.9	$0.83	$210.1	$2.18	$420.2	$4.28
Adjustments:
CDSOA receipts, net of tax expense (1)	—	—	0.6	—	0.3	—	(68.4)	(0.70)
Charges due to plant closures (2)	2.1	0.02	8.4	0.09	11.6	0.12	26.1	0.27
Net Income Attributable to The Timken Company, after adjustments	$54.3	$0.56	$89.9	$0.92	$222.0	$2.30	$377.9	$3.85

(1) CDSOA receipts for the first nine months of 2012 were $108.6 million, net of tax expense of $40.2 million.

(2) Charges due to plant closures relate to the Company's former manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada, net of tax.

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TIMKEN	PRESS RELEASE

Reconciliation of EBIT Margin, After Adjustments, to Net Income as a Percentage of Sales and EBIT, After Adjustments, to Net Income:
The following reconciliation is provided as additional relevant information about the Company's performance. Management believes that EBIT and EBIT margin, after adjustments, are representative of the Company's core operations and therefore useful to investors.

(Dollars in millions, except share data) (Unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2013	Percentage to Net Sales	2012	Percentage to Net Sales	2013	Percentage to Net Sales	2012	Percentage to Net Sales
Net Income	$52.5	4.9%	$81.1	7.1%	$210.3	6.4%	$420.5	10.8%

Provision for income taxes	32.4	3.1%	47.0	4.1%	117.3	3.6%	241.0	6.2%
Interest expense	4.9	0.5%	7.3	0.6%	17.5	0.5%	24.0	0.6%
Interest income	(0.5)	(0.1)%	(0.6)	(0.1)%	(1.5)	—%	(2.0)	(0.1)%
Consolidated earnings before interest and taxes (EBIT)	$89.3	8.4%	$134.8	11.8%	$343.6	10.5%	$683.5	17.5%

Adjustments:
CDSOA receipts (1)	0.1	—%	0.9	0.1%	0.5	—%	(108.6)	(2.8)%
Charges due to plant closures (2)	2.1	0.2%	8.4	0.7%	13.9	0.4%	26.1	0.7%
Consolidated earnings before interest and taxes (EBIT), after adjustments	$91.5	8.6%	$144.1	12.6%	$358.0	10.9%	$601.0	15.4%

(1) CDSOA receipts for the first nine months of 2012 were $108.6 million.

(2) Charges due to plant closures relate to the Company's former manufacturing facilities in Sao Paulo, Brazil and St. Thomas, Ontario, Canada.

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TIMKEN	PRESS RELEASE

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
This reconciliation is provided as additional relevant information about The Timken Company's financial position. Capital, used for the ratio of total debt to capital, is defined as total debt plus total shareholders' equity. Capital, used for the ratio of net debt (cash) to capital, is defined as total debt less cash and cash equivalents plus total shareholder's equity. Management believes Net Debt (Cash) is an important measure of The Timken Company's financial position, due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)
			September 30, 2013	December 31, 2012
Short-term debt			$271.2	$23.9
Long-term debt			205.4	455.1
Total Debt			$476.6	$479.0
Less: Cash and cash equivalents			(418.1)	(586.4)
Net Debt (Cash)			$58.5	$(107.4)

Total equity			$2,367.1	$2,246.6

Ratio of Total Debt to Capital			16.8%	17.6%
Ratio of Net Debt (Cash) to Capital			2.4%	(5.0)%

Reconciliation of Free Cash Flow to GAAP Net Cash Provided by Operating Activities:
Management believes that free cash flow and free cash flow less discretionary pension and postretirement benefit contributions and CDSOA receipts are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(Dollars in millions) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net cash provided by operating activities	$112.3	$130.1	$251.8	$366.5
Less: capital expenditures	(65.2)	(72.0)	(210.4)	(187.3)
Less: cash dividends paid to shareholders	(21.8)	(21.9)	(66.0)	(66.8)
Free cash flow	25.3	36.2	(24.6)	112.4
Plus: discretionary pension and postretirement benefit contributions, net of the tax benefit (1)	—	113.0	66.3	245.0
Less: CDSOA receipts, net of tax expense (2)	—	0.6	0.3	(68.4)
Free cash flow adjusted for discretionary pension and postretirement contributions and CDSOA	$25.3	$149.8	$42.0	$289.0

(1) There were no discretionary pension and postretirement benefit contributions during the third quarter of 2013. The discretionary pension and postretirement benefit contributions for the first nine months of 2013 were $105.0 million, net of a tax benefit of $38.7 million. The discretionary pension and postretirement benefit contributions for the third quarter of 2012 were $160.3 million, net of a tax benefit of $47.3 million. The discretionary pension and postretirement benefit contributions for the first nine months of 2012 were $364.1 million, net of a tax benefit of $119.1 million.

(2) CDSOA receipts for the first nine months of 2012 were $108.6 million, net of tax expense of $40.2 million.

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TIMKEN	PRESS RELEASE

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TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions) (Unaudited)
	September 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$418.1	$586.4
Accounts receivable	593.7	546.7
Inventories, net	856.1	862.1
Other current assets	182.1	178.9
Total Current Assets	2,050.0	2,174.1
Property, Plant and Equipment, net	1,498.3	1,405.3
Goodwill	359.7	338.9
Other assets	284.9	326.4
Total Assets	$4,192.9	$4,244.7

LIABILITIES
Accounts payable	$252.5	$216.2
Short-term debt	271.2	23.9
Income taxes	116.7	36.4
Accrued expenses	338.0	391.4
Total Current Liabilities	978.4	667.9

Long-term debt	205.4	455.1
Accrued pension cost	230.7	391.4
Accrued postretirement benefits cost	354.9	371.8
Other non-current liabilities	56.4	111.9
Total Liabilities	1,825.8	1,998.1

EQUITY
The Timken Company shareholders' equity	2,353.3	2,232.2
Noncontrolling Interest	13.8	14.4
Total Equity	2,367.1	2,246.6
Total Liabilities and Equity	$4,192.9	$4,244.7

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TIMKEN	PRESS RELEASE

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$52.2	$80.9	$210.1	$420.2
Net income attributable to noncontrolling interest	0.3	0.2	0.2	0.3
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	47.6	49.0	144.7	148.8
Impairment charges	—	6.4	—	6.4
Pension and other postretirement expense	21.0	19.7	64.8	70.1
Pension and other postretirement benefit contributions and payments	(12.6)	(173.9)	(140.4)	(399.8)
Changes in operating assets and liabilities:
Accounts receivable	33.6	88.3	(40.3)	13.8
Inventories	(33.1)	20.1	12.8	35.2
Accounts payable	5.1	(14.9)	30.3	(17.0)
Accrued expenses	19.2	2.7	(59.5)	(74.5)
Income taxes	(15.5)	36.8	37.2	143.9
Other - net	(5.5)	14.8	(8.1)	19.1
Net Cash Provided By Operating Activities	$112.3	$130.1	$251.8	$366.5
INVESTING ACTIVITIES
Capital expenditures	$(65.2)	$(72.0)	$(210.4)	$(187.3)
Acquisitions	2.8	—	(64.5)	(0.2)
Investments - net	(1.4)	(1.0)	5.6	17.2
Other	0.8	1.3	2.7	5.3
Net Cash Used by Investing Activities	$(63.0)	$(71.7)	$(266.6)	$(165.0)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	$(21.8)	$(21.9)	$(66.0)	$(66.8)
Purchase of treasury shares, net	(25.6)	(60.6)	(107.4)	(112.3)
Net proceeds from common share activity	2.8	0.4	21.4	20.2
Net proceeds (payments) from credit facilities	14.4	(5.9)	(2.2)	(26.5)
Other	(0.5)	—	8.4	3.6
Net Cash Used by Financing Activities	$(30.7)	$(88.0)	$(145.8)	$(181.8)
Effect of exchange rate changes on cash	2.7	5.2	(7.7)	1.0
(Decrease) Increase in Cash and Cash Equivalents	$21.3	$(24.4)	$(168.3)	$20.7
Cash and cash equivalents at beginning of period	396.8	509.9	586.4	464.8
Cash and Cash Equivalents at End of Period	$418.1	$485.5	$418.1	$485.5

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